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                            SECOND AMENDMENT TO LEASE

         This AMENDMENT TO LEASE, dated as of this 17th day of December 1999, by and between ECOGEN INC., a corporation organized and existing under the laws of the State of Delaware ("Tenant"), and Brandywine Operating Partnership, L.P., a Pennsylvania limited partnership, acting through its Agent, Brandywine Realty Services Corporation ("Landlord").

                                   BACKGROUND

WHEREAS, Landlord's predecessor in interest, Advent Realty Limited Partnership, and Tenant, by Lease Agreement dated January 13, 1988, (and an Amendment thereto dated March 31, 1992) leased 14,900 rentable square feet of space, located in that certain Building known as 2000 Cabot Boulevard West, Langhorne, Pennsylvania (said Lease Agreement and Amendment being hereinafter referred to as the "Lease").

         WHEREAS, by acquisition of the Land and Building of which the Premises is a part, the Landlord herein has acquired all right, title and interest of said predecessor therein and thereto, including all rights and obligations as Landlord under said Lease and

         WHEREAS, Landlord and Tenant mutually desire to extend the Term of said Lease, which is currently due to expire on March 31, 2000, and modify certain other provisions thereof all on the terms and conditions as hereinafter provided.

         NOW THEREFORE, in consideration of the mutual covenants herein set forth, intending to be legally bound hereby, Landlord and Tenant agree as follows:

         1. Incorporation; Definitions. The defined terms used in this Second Amendment to Lease shall be deemed to have the meanings ascribed thereto in the Lease or, if defined herein, in this Second Amendment to Lease. The headings of paragraphs are for convenience only and shall not be deemed to enlarge or diminish the provisions of this Second Amendment to Lease.

         2. Extension Term. The Term of said Lease is hereby extended for a period of five (5) years from April 1, 2000 to March 31, 2005 (the "New Ending Date of Term").

         3. Tenant Improvements. No improvements to the Premises are required of the Landlord in connection with the extension of the Lease Term provided herein
- the Premises being accepted by Tenant in its current condition, "As-Is". Landlord shall reimburse Tenant up to $20,000 for improvements tenant shall make to the Premises. Landlord shall pay Tenant, within forty five (45) days of Landlord's receipt of invoices, for such improvements, which expenses shall be certified by Tenant as incurred. Tenant shall have one (1) year from, April 1, 2000 to use and request reimbursement for Tenant Improvements.
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         4. Renewal Option. The Option to renew provided for in paragraph (6) of the above mentioned Amendment dated March 31, 1992 (i.e. Lease Extension Agreement) is hereby deleted and shall be of no further force or effect - this Amendment being deemed in lieu thereof.

         5. Annual Base Rent. During the extension Term the Annual Base Rent shall be payable by Tenant to Landlord, at the times and in the manner set forth in the Lease, according to the following schedule:

                   Monthly
Period of          Installment of     Total Annual        Base Rent Per
Lease Term         Base Rent          Rent for Period     Rentable Square Foot
4/1/00-3/31/01     $15,694.67         $188,336.00         $12.64
4/1/01-3/31/02     $16,005.08         $192,061.00         $12.89
4/1/02-3/31/03     $16,315.50         $195,786.00         $13.14
4/1/03-3/31/04     $16,625.92         $199,511.00         $13.39
4/1/04-3/31/05     $16,936.33         $203,236.00         $13.64

         6. Operating Expenses. The parties agree that with respect the Tenants obligations under Articles 4 and 7 of said Lease, same are hereby Amended as follows:

         Article 4 - Commencing April 1, 2000 and continuing throughout the Extension Term the Tenant shall only be responsible to pay its proportionate share of Real Estate Taxes that are in excess of the Real Estate Taxes allocable to the Base Year 2000 (i.e. calendar year 2000 for County Taxes and 7/1/99 - 6/30/00 - fiscal year for school Taxes). It is anticipated therefore that the billing for Real Estate Taxes for the Extension Term would not occur until after December 31, 2000, whether the billings would be estimated or actual as contemplated in said Article 4.

         Article 7 - This provision shall during the extension Term be deemed modified to the extent that Landlord shall undertake all services for and make all repairs to the Building and the Premises except that Tenant will continue to be responsible for (a) all interior non structural repairs to Premises and any repairs or replacement necessitated by acts or immersions of Tenant, its agents or employees, (b) the janitorial services to the Premises (c) HVAC maintenance and repair and (d) cost of all services and utilities as contemplated in Lease
Article 14.

         After the commencement of the Extension Term, Landlord will deliver to Tenant a Statement of Expenses covering any unpaid amounts due and owing from Tenant under the Lease for the period ending March 31, 2000.
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         7. Broker. Each party warrants to the others that it has had no dealings with any broker or agent, other than Gola Corporate Real Estate, in connection with the negotiation or execution of this Extension of Term and/or Amendment to Lease. Tenant agrees to indemnify Owner, and Owner agrees to indemnify Tenant, against all costs, expenses, reasonable attorney's fees or other liability for commissions or other compensation or charges claimed by an broker or agent claiming the same by, through or under said indemnifying party.

         8. Affirmation and Applicability of Original Lease. Each term, condition and provision of the Lease is in full force and effect as of the date hereof and shall remain in full force and effect as is fully set forth in this Second Amendment to Lease, except as expressly modified and amended by this Second Amendment to Lease.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Lease to be duly executed as of the day and year first written above.

ATTEST:                                     TENANT:  Ecogen Inc.
                                                     A Delaware Corporation

By: _________________________               By: ________________________________
                                                Authorized Representative

                                            By: ________________________________
                                                Please print name and title

ATTEST: LANDLORD: Brandywine Operating Partnership, L.P. by its Agent, Brandywine Realty Services
                                            Corporation, Landlord

By: _________________________               By: ________________________________
    Authorized Representative                   Jeff DeVuono
                                                Vice President-Operations